Exhibit 22

RESTRUCTURING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the ____ day of __________, 2004 (the “Effective Date”)

BETWEEN:

EMC INTERNATIONAL LTD., a Barbadian International Business Corporation
(“EMC”)

- and -

MARITEK CORPORATION, a Delaware Corporation
(“Maritek Corp.”)

- and -

MARITEK BAHAMAS LIMITED, a Bahamian International Business Corporation
(“MBL”)

RECITALS:

A.	Maritek Corp. is indebted to EMC (holder of 46.94% of the common shares and 44% of the preferred shares of Maritek Corp.) in the amount of $1,500,000, more or less, by way of unsecured demand notes (the “Maritek Corp. Notes”) bearing interest at a rate of ten per cent (10%) per annum (the “Maritek Corp. Debt”);

B.	MBL (a wholly-owned subsidiary of Maritek Corp.) is indebted to Maritek Corp. in the amount of $6,531,020, by way of unsecured inter-corporate debt (the “MBL Debt”);

C.	MBL is indebted in the amount of $420,000, more or less (the “RBC Debt”), secured by its assets, to the Royal Bank of Canada (“RBC”), which has commenced foreclosure proceedings against such assets to recover the RBC Debt;

D.	The parties to this Agreement (the “Parties”) wish to carry out, under this Agreement, a debt restructuring (the “Restructuring”), which will comprise exchange of the Maritek Corp. Debt for a portion of the MBL Debt having a present value equivalent to the present value of the Maritek Corp. Debt, which portion is $3,732,480 (the “Continuing MBL Debt”), and conversion of the $2,798,540 balance of the MBL Debt (the “Converted MBL Debt”) to 1,924,859 preferred shares of MBL (such preferred shares of MBL being herein called the “MBL Preferred Shares”, and such 1,924,859 MBL Preferred Shares being herein called the “Conversion Shares”), which MBL Preferred Shares will have a redemption and retraction price of $1.00 each and have attached to them the rights, privileges, preferences and restrictions set forth in Schedule “A” annexed to and forming part of this Agreement, and which transactions will result in release and termination of the Maritek Corp. Debt and the Converted MBL Debt.

E.	The Restructuring is designed in part to facilitate full repayment of the RBC Debt, avert foreclosure by RBC, and make MBL attractive for injection of development capital and able to exploit its assets, all to the benefit of each of the Parties; and

F.	The Restructuring is also designed to enable Maritek Corp. to be debt-free, its shareholders’ underlying value (to be reflected in the Conversion Shares) to be secure from threat of foreclosure, and (by way of income on or redemption of the Conversion Shares) enable it to have sufficient funds to maintain it and pay for its management and future activities.

THE PARTIES AGREE that:

1.	DEBT EXCHANGE

1.1	Exchange of Continuing MBL Debt for Maritek Corp. Debt

Maritek Corp. hereby assigns, transfers and sets over unto EMC the Continuing MBL Debt; and EMC shall and does hereby accept the Continuing MBL Debt in full payment and satisfaction of the Maritek Corp. Debt.

1.2	Acceptance of Valuation

EMC hereby agrees to and accepts, as fair and appropriate, the underlying valuation of the Continuing MBL Debt on the basis set forth in Schedule “B” annexed to and forming part of this Agreement.

1.3	Cancellation of Maritek Corp. Debt

EMC hereby terminates, releases and cancels the Maritek Corp. Debt, and will forthwith upon execution of this Agreement cancel, surrender and deliver over to Maritek Corp. the Maritek Corp. Notes and any and all other security and evidence of indebtedness relating to the Maritek Corp. Debt.

1.4	Continuity of Continuing MBL Debt

MBL hereby agrees and acknowledges that the Continuing MBL Debt remains outstanding in the full amount of $3,732,480; that this Agreement is only a revision to the loan terms relating to the Continuing MBL Debt and not a novation thereof, and accordingly all rights and obligations relating to the Continuing MBL Debt remain outstanding and in full force and effect; and that MBL has no defenses, offsets or claims whatsoever in relation to the Continuing MBL Debt.

1.5	Covenant to Pay

MBL hereby covenants and agrees to and with EMC to pay the Continuing MBL Debt to or to the order of EMC or its assignee upon demand and without interest (it being mutually acknowledged and agreed that the Continuing MBL Debt is freely assignable in whole or in part by EMC).

2.	DEBT CONVERSION

2.1	Issuance of Conversion Shares

Within 15 days after execution of this Agreement, and upon and subject to the terms and conditions contained in it, MBL shall allot and issue to Maritek Corp., as fully paid and non-assessable shares, the Conversion Shares, and deliver to Maritek Corp. a certificate or certificates representing the Conversion Shares.

2.2	Consideration

The consideration for the allotment and issuance to Maritek Corp. of the Conversion Shares shall be the forgiveness and cancellation of the Converted MBL Debt.

2.3	Acceptance of Valuation

Maritek Corp. hereby agrees to and accepts, as fair and appropriate, the underlying valuation of the Conversion Shares on the basis set forth in Schedule “C” annexed to and forming part of this Agreement.

2.4	Acceptance of Conversion Shares, Termination of Converted MBL Debt,

Upon and subject to allotment and issuance of the Conversion Shares to Maritek Corp. and receipt by Maritek Corp. of share certificates representing the Conversion Shares, and on the basis of the representations, warranties and agreements herein contained, Maritek Corp. shall and does hereby agree to:

(a)	accept the Conversion Shares in full and final payment, satisfaction and discharge of the Converted MBL Debt; and

(b)	terminate, release, discharge, and cancel the Converted MBL Debt; and agree to forthwith cancel, surrender and deliver over to MBL any and all security and evidence of indebtedness relating to the Converted MBL Debt.

2.5	Stock Dividend

Immediately after allotment and issuance of the Conversion Shares, MBL shall declare and pay thereon a stock dividend of additional MBL Preferred Shares, representing the remaining value of its shares in MBL less $5000 and in furtherance thereof shall at that time allot and issue to Maritek Corp. such additional MBL Preferred Shares and deliver to Maritek Corp. the share certificate(s) therefor.

2.6	Appraisal

Following execution of this Agreement Maritek Corp. and MBL will, as expeditiously as possible, cause to be carried out an appraisal of the real property of MBL; and shall, upon receipt of such appraisal, make such adjustment, if any, to the number of MBL preferred Shares comprised in the Conversion Shares (and the stock dividend thereon which is contemplated by this Agreement) which is necessitated by any adjustment to the valuation set forth in Schedule “C” of this Agreement that is indicated by such appraisal to be appropriate.

3.	CLOSING

3.1	Time of Closing

Closing of the transactions contemplated by this Agreement (collectively, the “Transactions”) shall be deemed to have occurred on the date of signing of this Agreement.

3.2	Conditions of the Parties’ Obligations to Close

The obligations of each of the Parties to close the Transactions are subject to fulfillment, to the mutual acknowledged satisfaction of the Parties, of each of the following conditions:

(a)	Representations and Warranties Correct — The representations and warranties made by the Parties in article 4 hereof shall be true and correct when made and shall be true and correct on and as of the date of issuance of the Conversion Shares with the same force and effect as if they had been made on and as of said date.

(b)	Performance – Each of the Parties shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required on its part by this Agreement to be performed, satisfied or complied with on or before execution of this Agreement.

(c)	Consents, Waivers & Filings — The Parties shall have obtained or received any and all consents, approvals, authorizations, permits, orders, and waivers, and shall have effected all filings and registrations, necessary or appropriate for consummation and completion of the Transactions.

(d)	No Injunction, Statute or Rule — No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e)	Resolutions — The boards of directors and, to the extent required by law, the shareholders of each of the Parties shall have approved the Transactions.

(f)	Alteration of Capital – The capital of MBL shall have been altered if, as and to the extent necessary to create the MBL Preferred Shares.

4.	REPRESENTATIONS AND WARRANTIES

The following respective Parties hereby represent and warrant to each of the other Parties as follows:

4.1	Representations and Warranties of Each of the Parties

Each of the Parties represents and warrants to each of the other Parties that:

(a)	Organization, Good Standing and Power – It is a corporation duly incorporated, and has the requisite power to own, lease and operate its respective properties and assets and to conduct its respective businesses as they are now being conducted;

(b)	Authorization; Enforcement — It has the requisite power and authority to enter into and perform this Agreement and to consummate the Transactions; and its execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action; no further consent or authorization is required in order for it to effect the Transactions; and, when executed and delivered by it, this Agreement shall constitute its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)	Compliance with Corporate Documents — All actions, conditions and things that are required under its constituting and regulating documents and any agreement regulating its affairs, to permit it to enter into, exercise its rights under, and perform and comply with its obligations under this Agreement have been done, taken and fulfilled.

(d)	No Conflicts — Its execution, delivery and performance of this Agreement and its consummation of the Transactions does not and will not:

(i)	violate any provision of its constituting and regulating documents, each as amended to date;

(ii)	conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument, or obligation to which it is a party or by which any of its properties or assets are bound, or

(iii)	result in a violation of any statute, rule, regulation, order, judgment, or decree (including securities laws and regulations) applicable to it or by which any of its properties or assets are bound or affected.

(e)	Compliance with Laws — It is not in violation of any law, judgment, ruling, order, writ, injunction, or decree to which it may be subject, and its business has been and is presently being conducted in accordance with all applicable laws; and it has received all franchises, permits, licenses, consents, and other authorizations and approvals of all governmental authorities necessary for the conduct of its business as now being conducted.

4.2	Representations and Warranties of EMC

EMC represents and warrants to each of the other Parties that:

(a)	Ownership of Maritek Corp. Debt — It has full legal and beneficial ownership of the Maritek Corp. Debt, and has not factored, sold, assigned, alienated, encumbered, transferred, or disposed of any right or interest in it or any part of it.

(b)	Fairness of Valuation of Continuing MBL Debt — The underlying valuation of the Continuing MBL Debt on the basis set forth in Schedule “B” annexed to and forming part of this Agreement has been determined by EMC to be fair and appropriate based solely upon its independent investigation and due diligence, and neither any of the other Parties nor any of their directors or officers or anyone else has made any representation or warranty in relation to the Continuing MBL Debt; and EMC has had sufficient opportunity in connection with the assignment to it of the Continuing MBL Debt to review MBL’s business and affairs (including, without limitation, its financial statements and other information); and EMC has had answered to its satisfaction any questions with respect to MBL’s business and affairs; and EMC has had the opportunity to obtain independent financial, legal, accounting, business, tax, and other appropriate advice with respect to the Transactions, and is not relying upon any of the other Parties or any of their officers or directors or anyone else in any manner in connection with same.

4.3	Representations and Warranties of Maritek Corp.

Maritek Corp. represents and warrants to each of the other Parties that:

(a)	Fairness of Valuation of Conversion Shares — The underlying valuation of the Conversion Shares on the basis set forth in Schedule “C” annexed to and forming part of this Agreement has been determined by Maritek Corp. to be fair and appropriate based solely upon its independent investigation and due diligence, and neither any of the other Parties nor any of their directors or officers or anyone else has made any representation or warranty in relation to the Conversion Shares; and Maritek Corp. has had sufficient opportunity in connection with the issuance to it of the Conversion Shares to review MBL’s business and affairs (including, without limitation, its financial statements and other information); and Maritek Corp. has had answered to its satisfaction any questions with respect to MBL’s business and affairs; and Maritek Corp. has had the opportunity to obtain independent financial, legal, accounting, business, tax, and other appropriate advice with respect to the Transactions, and is not relying upon any of the other Parties or any of their officers or directors or anyone else in any manner in connection with same.

(b)	Conversion Shares Not Registered — It is aware of and accepts the fact that the Conversion Shares have not been registered or approved under any securities act or other securities laws of any jurisdiction.

(c)	Investment Factors — That:

(i)	The Conversion Shares are being acquired by it solely for its own account, not as a nominee or agent, and not for the account of any other person; no other person will have any interest, beneficial or otherwise, in the Conversion Shares; it is purchasing the Conversion Shares for investment for an indefinite period and not with a view to the sale or distribution of any part thereof by public or private sale or other disposition; and it has no intention of selling, granting any participation in, or otherwise distributing or disposing of any of the Conversion Shares.

(ii)	It, either alone or with its professional advisors, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Conversion Shares, and has the capacity to protect its own interests in connection with its investment in the Conversion Shares.

(iii)	It has been furnished with such financial and other information concerning MBL, the directors and officers of MBL, and the business and proposed business of MBL as Maritek Corp. considers necessary in connection with its investment in the Conversion Shares; and it is thoroughly familiar with the proposed business, operations, properties, and financial condition of MBL and has discussed with officers of MBL any questions it may have had with respect thereto; and it understands:

(A)	The risks involved, including the speculative nature of the investment;

(B)	The financial hazards involved, including the risk of losing its entire investment;

(C)	The lack of liquidity and restrictions on transfers of the Conversion Shares;

(D)	The tax consequences of the investment (Maritek Corp. having consulted with its own legal, accounting, tax, investment, and other advisers with respect to the tax treatment of an investment in the Conversion Shares and the merits and risks of an investment in the Conversion Shares.

(iv)	It understands that the investment in the Conversion Shares is highly speculative, and is able to bear the economic risk of such investment.

4.4	Representations and Warranties of MBL

MBL represents and warrants to each of the other Parties that:

(a)	Issuance of Conversion Shares — The Conversion Shares shall have been duly authorized by all necessary corporate action and, when issued in accordance with the terms of this Agreement, the Conversion Shares shall be validly issued and outstanding, fully paid and non-assessable, free of restrictions on transfer other than as described herein and under applicable securities laws; and the Conversion Shares will have been issued in compliance with all applicable securities laws; and the Conversion Shares are and will be free and clear of all liens, mortgages, charges, security interests, claims, and interests, including, without limitation, any preferential rights of any nature of other shareholders or third parties.

(b)	No Undisclosed Liabilities — It has no debt, liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in its most recent balance sheet.

(c)	Capitalization — Upon completion of the Transactions, the authorized capital stock of MBL will consist of ?, of which only the Conversion Shares and ? additional MBL Preferred Shares (issued to Maritek Corp. by way of stock dividend on the Conversion Shares as contemplated by this Agreement) will be issued and outstanding.

5.	POSITIVE COVENANTS

5.1	Recapitalization

Upon completion of the Transactions, EMC will arrange for recapitalization of MBL by way of sale of MBL common shares and advance of debt (limited to recourse against assets of MBL other than those that are most valuable and developable), so as to raise capital sufficient to fully pay off RBC and provide no less than $250,000 of working capital to finance property development. Upon receipt of such capital, MBL shall forthwith fully pay of RBC and obtain from RBC discharges of all security held by it.

5.2	Information

From time to time and at any time upon request of the registered holder of any of the Conversion Shares, or upon request of EMC or any party to whom it may have assigned any of the Continuing MBL Debt, or upon request of any representative of any such holder or of EMC or any such assignee (including, without limitation, accountants and legal counsel), MBL will furnish to the requesting party such information regarding the business of MBL (including, without limitation, materials furnished to the directors of MBL at or in connection with meetings of their respective boards of directors or committees thereof) as such requesting party may reasonably request. Each such requesting party shall have the right during normal business hours to make an independent examination of the books and records of MBL, to make copies, notes and abstracts therefrom, and to discuss its business, affairs and financial condition with the officers, employees and accountants of MBL. Each such requesting party shall have the right during normal business hours to consult with and advise management of MBL on significant business issues, including management’s proposed annual operating plans, and management will make itself available to meet with such requesting party regularly during each year at MBL’s facilities and properties at mutually agreeable times for such consultation and advice and to review progress in achieving said plans; provided, however, that no such requesting party shall thereby have any right to direct the management or policies of MBL.

5.3	Meeting Participation

If and for so long as a holder of Conversion Shares or a creditor who is owed any portion of the Continuing MBL Debt does not have a representative on MBL’s board of directors, MBL shall invite each such holder and each such creditor to send one representative (a “Representative”) to attend in a non-voting observer capacity all meetings of MBL’s board of directors, and, in this respect, shall give such Representative copies of all notices, minutes, consents, and other material that MBL provides to its directors; provided, however, that MBL reserves the right to exclude such Representative from access to any material or meeting or portion thereof if and to the extent that MBL reasonably believes upon advice of counsel that such exclusion is reasonably necessary to preserve lawyer-client privilege. Such Representative may participate in discussions of matters brought to MBL’s board of directors. The rights of each such holder or creditor set forth in this section shall also apply to all committees of MBL’s board of directors and to the boards of directors (and all committees thereof) of any and all subsidiaries of MBL.

5.4	Books and Records: Rights of Inspection

MBL will keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of MBL, in accordance with generally accepted accounting principles. MBL shall permit a representative of each holder of Conversion Shares and of each creditor who is owed any portion of the Continuing MBL Debt to visit any of its properties and inspect its corporate books and financial records, and will discuss its accounts, affairs and finances with any such representative during reasonable business hours, at such times as such representative may reasonably request.

5.5	Compliance with Laws

MBL will comply in all material respects, and Maritek Corp. will cause MBL to comply in all material respects, with all applicable laws, rules, regulations and orders.

5.6	Reports

MBL will furnish to each holder of Conversion Shares and to each creditor who is owed any portion of the Continuing MBL Debt the following reports:

(a)	Quarterly Statements — As soon as available, and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of the following, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail:

(i)	balance sheet of MBL as of the close of the three-month period then ended, setting forth in comparative form the figures at the end of the preceding fiscal year;

(ii)	statement of income of MBL for the three-month period then ended, setting forth in comparative form the figures for the corresponding period of the preceding fiscal year; and

(iii)	statement of cash flow of MBL for the portion of the fiscal year ending with such three-month period, setting forth in comparative form the figures for the corresponding period of the preceding fiscal year.

(b)	Annual Statements — As soon as available, and in any event within 90 days after the close of each fiscal year of MBL, copies of the following, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent accountants of recognized national standing or a firm reasonably acceptable to such holder and to such creditor:

(i)	balance sheet of MBL as of the close of such fiscal year; and

(ii)	statement of income and changes in shareholders equity and cash flow of MBL for such fiscal year.

6.	NEGATIVE COVENANTS

So long as any of the Conversion Shares or any of the Continuing MBL Debt remain outstanding, MBL will not, without prior written consent of the holder(s) of any Conversion Shares and the creditor(s) under any Continuing MBL Debt:

6.1	Not Create Liens

Except in relation to the recapitalization contemplated by section 5.1 of this Agreement and financing to be raised and used for purposes of developing its real property, create or suffer to exist any lien or any other type of preferential arrangement upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign any right to receive income;

6.2	Not Create Debt

Except in relation to the recapitalization contemplated by section 5.1 of this Agreement and financing to be raised and used for purposes of developing its real property, create or suffer to exist any indebtedness.

6.3	Not Declare Dividends, etc.

Except as expressly contemplated by this Agreement, declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, make any distribution of assets to any of its shareholders as such, or make any loan or advance to any shareholder;

6.4	Not Convey Assets

Except as expressly contemplated by this Agreement, convey, transfer, lease, or otherwise dispose of or refinance (whether in one transaction or in a series of transactions) all or a substantial part of its assets (whether now owned or hereafter acquired);

6.5	Not Purchase Stock

Except as expressly contemplated by this Agreement purchase or otherwise acquire any capital stock, obligations or other securities, or make any capital contribution or investment;

6.6	Not Make Loans

Make any loan or advance any funds.

7.	MISCELLANEOUS

7.1	Indemnification

Each Party (the “Indemnitor”) will indemnify, exonerate, defend, and hold free and harmless each of the other Parties and each of their respective partners, shareholders, affiliates, directors, officers, fiduciaries, employees, and agents (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, losses (including, without limitation, any diminution in the value of the Conversion Shares or any shares issued by way of stock dividend thereon or in other securities into which the Conversion Shares or any shares issued on account of any such stock dividend may be converted in the future), liabilities, amounts paid in settlement, judgments and damages, and any and all expenses, including, without limitation, reasonable lawyers’ fees and disbursements (collectively, the “Indemnified Losses”), incurred by the Indemnitees or any of them as a result of, arising out of, or relating to any breach of any representation, warranty or agreement by the Indemnitor in this Agreement.

7.2	Governing Law, Venue and Jurisdiction

This Agreement is and shall be governed by and construed in accordance with the laws of the Bahamas, irrespective of its choice-of-law principles. All actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the courts of the Bahamas, which courts have personal jurisdiction and venue over each of the Parties for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

7.3	Survival

The representations, warranties, covenants and agreements made herein shall survive the Closing of the Transactions.

7.4	Successors and Assigns

Except as otherwise expressly provided herein, the provisions hereof shall enure to the benefit of, and be binding upon, the successors and assigns of the Parties.

7.5	Further Acts

The Parties shall perform all further acts and execute and deliver all agreements and documents that may be reasonably necessary to carry out their obligations hereunder and the purposes of this Agreement.

7.6	Changes and Termination

Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by a statement in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

7.7	Entire Agreement

This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

7.8	Notices

Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties to be desirable, to be given to any other Party hereto, shall be in writing and shall be given by facsimile, personal delivery, public courier, or mailing by registered or certified mail, postage prepaid, with return receipt requested, to the applicable address following:

To EMC:	1, 1715 – 27th Ave NE Calgary, Alberta T2E 7E1 Fax: 403 250 8786 Attn: Gerald Alsford;

To Maritek Corp.:	C/O Greene Radovsky Maloney and Share ☐ Fax: 415 777 4961 Attn: Adam Siegman;

To MBL:	C/O Alexiou Knowles and Co. ☐ Fax: 242 328 8395 Attn: James Knowles.

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or public courier in accordance with the provisions of this section, said notice shall be conclusively deemed given at the time of delivery. If notice is given by mail in accordance with the provisions of this section, such notice shall be conclusively deemed given ten days after deposit thereof in the mail.

7.9	Severability

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.10	Expenses

Each of the Parties shall each bear its own expenses and legal fees in connection with this Agreement and the transactions contemplated thereby.

7.11	Headings

The headings in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.12	Counterparts; Facsimile Signatures

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

7.13	Delays or Omissions

No delay or omission of a Party in exercising any right, power or remedy accruing to it shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any breach or default under this Agreement, or any acquiescence therein, or any waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy accruing to a Party or any waiver by a Party of any single breach or default by any other Party be deemed a waiver by such Party of any other right, power or remedy or breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law otherwise afforded to a Party, shall be cumulative and not alternative.

7.14	Recitals

The recitals which introduce this Agreement form part of it.

7.15	Currency

All currency amounts in this Agreement are in US dollars.

7.16	Reinstatement

If, for any reason, whether in a bankruptcy, insolvency or reorganization proceeding or otherwise, any provision of this Agreement is set aside or rendered in whole or in part unenforceable or inoperative, then, to the fullest extent permitted by law, any indebtedness or agreement or document or provision thereof which would have otherwise been altered or affected by the unenforceable or inoperative provision (including, without limitation, the Maritek Corp. Notes, the Converted MBL Debt, and the Converted Common Shares) shall be reinstated and restored to full validity, effect and operation once again.

IN WITNESS of which the Parties have executed this Agreement.

EMC INTERNATIONAL LTD.

By: ________________________

By: ________________________

MARITEK CORPORATION

By: ________________________

By: ________________________

MARITEK BAHAMAS LIMITED

By: ________________________

By: ________________________